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                                                                    EXHIBIT 99.2

Company Contacts:      Keith A. Istre              Rod Rackley
                       Chief Financial Officer     Investor Relations
                       (504) 926-1000              (504) 926-1000

           LAMAR ADVERTISING ANNOUNCES NEW LOGO AND TRANSIT FRANCHISES

     Baton Rouge, LA -- Monday, November 11, 1996 -- Lamar Advertising Company (Nasdaq: LAMR), a leading outdoor advertising company, announced today that it has been selected to operate the logo sign franchise for the state of Florida. Logo signs are blue directional signs located on public rights-of-way near highway exits and deliver brand name information on available gas, food, lodging and camping services. Logo sign franchises are awarded on a state-wide basis.

     Lamar was also recently selected to provide tourist-oriented directional signage (TODS) for the Canadian province of Ontario. The Ministry of Economic Development, Trade and Tourism selected Canadian TODS, Inc., a wholly-owned subsidiary of Lamar, in a competitive selection process. This represents Lamar's first logo sign operation outside of the United States.

     In addition to the Florida and Ontario programs, Lamar recently signed a purchase agreement to acquire the logo sign operations in Kentucky and Nevada. The transaction is subject to customary closing conditions, including required regulatory approvals. Including Florida, Kentucky and Nevada, Lamar's wholly-owned subsidiary, Interstate Logos, Inc., operates (or will operate) 18 logo sign franchises out of the 22 states which have a privatized logo sign program.

     Lamar also recently announced a $1.1 million acquisition of approximately 450 transit advertising displays located in the following markets: Augusta, GA, Greenville, SC, North Charleston, SC, Spartanburg, SC, and Columbia, SC. Through its transit advertising business, started in early 1995, Lamar operates displays on bus shelters, benches and buses.